Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, Haas Petroleum Engineering Services, Inc. hereby consents to all references to our firm included in or made a part of Amendment No. 2 (the “Amendment”) on Form 10-K/A to the EXCO Resources, Inc. Annual Report on Form 10-K for the year ended December 31, 2009 and to the use of our reserve report dated January 7, 2010 on the estimated proved oil and natural gas reserve quantities of EXCO Resources, Inc. and its consolidated subsidiaries presented as of December 31, 2009 (the “Report”) and further consents to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-159930, 333-156086, 333-132551, 333-133481, and 333-146376) and on Form S-3 (Nos. 333-142361 and 333-145885) of EXCO Resources, Inc. of our Report and information from the Report.

/S/ ROBERT W. HAAS
Haas Petroleum Engineering Services, Inc. Dallas, Texas January 24, 2011